Exhibit 10.1

AMENDMENT

TO THE

INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 4 (this “Amendment”), dated as of December 16, 2025, to the Original Trust Agreement, as amended by Amendment No 1 to the Original Trust Agreement, dated December 28, 2023 (as defined below), Amendment No. 2 to the Original Trust Agreement, dated December 20, 2024 (as defined below), and Amendment No. 3 to the Original Trust Agreement, dated October 1, 2025 (as defined below) is made by and between AlphaTime Acquisition Corp (the “Company”) and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company), as trustee (“Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement dated as of December 30, 2022 (the “Original Trust Agreement”);

WHEREAS, the Company and the Trustee entered into Amendment No. 1 to the Investment Management Trust Agreement, dated as of December 28, 2023 (the “First Amendment”)

WHEREAS, the Company and the Trustee entered into Amendment No. 2 to the Investment Management Trust Agreement, dated as of December 20, 2024 (the “Second Amendment”);

WHEREAS, the Company and the Trustee entered into Amendment No. 3 to the Investment Management Trust Agreement, dated as of October 1, 2025 (together with the Original Trust Agreement, the First Amendment, and the Second Amendment, the “Amended Trust Agreement”);

WHEREAS, Section 1(i) of the Original Trust Agreement sets forth the terms that govern the liquidation of the Company’s trust account (the “Trust Account”) under the circumstances described therein;

WHEREAS, at an extraordinary general meeting of the Company held on December 16, 2025 (the “Special Meeting”), the Company’s shareholders approved (i) a proposal to amend AlphaTime’s Third Amended and Restated Memorandum and Articles of Association, dated as of December 30, 2022 (the “Existing Charter”) to extend the date by which the Company must consummate a business combination (the “Combination Period”) up to three (3) times from January 4, 2026 to April 4, 2026 (the “Termination Date”), with each extension comprised of one month (each an “Extension”) for a total of three (3) months after the Termination Date (assuming a Business Combination has not occurred); and (ii) a proposal to amend the Original Trust Agreement, to permit the Company to extend the Termination Date up to three (3) times for an additional one (1) month each time from January 4, 2026 by providing five days’ advance notice to the Trustee prior to the applicable Termination Date and depositing into the Trust Account $1 per one-month extension two (2) days prior to such Extension.

NOW THEREFORE, IT IS AGREED:

1. Section 1(i) of the Original Trust Agreement is hereby amended and restated in its entirety as follows:

“(i) Commence liquidation of the Trust Account only after and promptly after (x) receipt of, and only in accordance with the terms of, a letter from the Company (“Termination Letter”) in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, as applicable, signed on behalf of the Company by its Chief Executive Officer, Chief Financial Officer, President, Executive Vice President, Vice President, Secretary or Chairwoman of the board of directors of the Company (the “Board”) or other authorized officer of the Company, and, in the case of Exhibit A, acknowledged and agreed to by the Representative, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and, in the case of Exhibit B, up to $100,000 of interest to pay dissolution expenses), only as directed in the Termination Letter and the other documents referred to therein, or (y) upon the date which is the later of (1) 36 months after the closing of the Offering or (2) such later date as may be approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association if a Termination Letter has not been received by the Trustee prior to such date, in which case the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B and the Property in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), shall be distributed to the Public Shareholders of record as of such date. It is acknowledged and agreed there should be no reduction in the principal amount per share initially deposited in the Trust Account;”

2. Exhibit E of the Original Trust Agreement is hereby amended and restated in its entirety as follows:

EXHIBIT E

[Letterhead of Company]

[Insert date]

Equiniti Trust Company, LLC

6201 12th Avenue

New York, NY 11219

Attn: [●]

Re: Trust Account No. [   ] Extension Letter

Dear [●]:

Pursuant to Section 1 of the Investment Management Trust Agreement between AlphaTime Acquisition Corp (“Company”) and Equiniti Trust Company, LLC, dated as of December 30, 2022 (“Trust Agreement”), this is to advise you that the Company is extending the time available to consummate a Business Combination for an additional three (3) months, from ________ to ________ (the “Extension”).

This Extension Letter shall serve as the notice required with respect to Extension prior to the Applicable Deadline. Capitalized words used herein and not otherwise defined shall have the meanings ascribed to them in the Trust Agreement.

In accordance with the terms of the Trust Agreement, we hereby authorize you to deposit $55,000 per one-month extension two (2) days prior to such Extension, which will be wired to you, into the Trust Account investments upon receipt.

This is the [first/second/third] of up to three Extension Letters.

Very truly yours,

AlphaTime Acquisition Corp

By:
Name:
Title:
cc: Chardan Capital Markets LLC

3. All other provisions of the Original Trust Agreement shall remain unaffected by the terms hereof.

4. This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature or electronic signature shall be deemed to be an original signature for purposes of this Amendment.

5. This Amendment is intended to be in full compliance with the requirements for an Amendment to the Trust Agreement as required by Section 6(c) of the Amended Trust Agreement, and every defect in fulfilling such requirements for an effective amendment to the Trust Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.

6. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Investment Management Trust Agreement as of the date first written above.

EQUINITI TRUST COMPANY, LLC, as Trustee

By:
Name:
Title:

AlphaTime Acquisition Corp

By:
Name:
Title: